Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-11 of ETRE Residential, LLC of our report dated May 29, 2015 relating to the combined balance sheet of ETRE Residential, LLC and ETRE Residential, LLC Series R-1 appearing in the Prospectus, which is part of such Registration Statement, and to the reference to us under the heading “Experts” in such Prospectus.

/s/ DELOITTE & TOUCHE LLP
New York, New York
September 22, 2015